Exhibit 99.1

For Immediate Release

Contacts:

Chiron Corporate Communications &

Investor Relations

Media:             (510) 923-6500

Investors:        (510) 923-2300

CHIRON ANNOUNCES EFFECTIVENESS OF

REGISTRATION STATEMENT FOR RESALE OF 2-3/4% CONVERTIBLE

DEBENTURES DUE 2034

EMERYVILLE, Calif., December 17, 2004—Chiron Corporation (NASDAQ: CHIR) today announced that the Securities and Exchange Commission has declared effective its registration statement on Form S-3 relating to the resale of $385 million principal amount of its 2-3/4% Convertible Debentures due 2034 and the shares of its common stock issuable upon conversion of the debentures.  The debentures were originally issued in a private placement in June 2004.  Chiron will not receive any proceeds from any resale by the selling security holders of the debentures or the shares of common stock issuable upon conversion of the debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offers of the securities will be made only by means of a prospectus.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology.  The company works to deliver on the limitless promise of science and make a positive difference in people’s lives.  For more information, please visit www.chiron.com.

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